Exhibit 5

RICHARDSON & PATEL LLP

August 19, 2014

Board of Directors

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, Massachusetts 02142

Re:      VBI Vaccines Inc. 2014 Equity Incentive Plan

Variation Biotechnologies (US), Inc. 2006 Stock Option Plan

Gentlemen:

We are acting as counsel for VBI Vaccines Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 815,688 shares of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the VBI Vaccines Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and 2,624,368 shares of common stock underlying Stock Option Award Agreements (the “Award Agreements”) issued pursuant to the Variation Biotechnologies (US), Inc. 2006 Stock Option Plan (collectively, the “Shares”).

We have reviewed the proceedings of the Board of Directors of the Company relating to the issuance or the proposed issuance of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

For purposes of this opinion we have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by one of the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Company’s common stock. In addition, we have assumed that the resolutions of the Company’s Board of Directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions. As to certain factual matters material to the opinion expressed herein, we have relied to the extent we deemed proper upon representations, warranties and statements of officers and other representatives of the Company.

This opinion is opining upon and is limited to the current federal laws of the United States and the Delaware General Corporation Law. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

Based upon and subject to the foregoing qualifications, assumptions and limitations, it is our opinion that the Shares to be issued by the Company pursuant to the Plan and the Award Agreements have been duly authorized and, when issued in the manner and for the consideration contemplated by the Plan and the Award Agreements, will be validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement, although we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

/s/ RICHARDSON & PATEL LLP